Exhibit (k)(5)

Ultra AI Opportunities Inc.

Tender Offer Policy

Effective Date: [__________]
Approved By: Independent Directors of the Board of Directors

1. Purpose and Background

Ultra AI Opportunities Inc. (the “Company”) has developed a policy (the “Tender Offer Policy”), approved by the independent directors of the Board, that seeks to mitigate the risks associated with newly-listed closed-end funds trading at substantial discounts to net asset value. The Tender Offer Policy is intended to provide a mechanism through which shareholders may redeem their shares in the period following the Company’s initial public offering.

2. Scope

This Tender Offer Policy applies to the Company’s common stock and governs the Company’s obligation to conduct a tender offer within the first twelve months following completion of the Company’s initial public offering (the “IPO”). This policy is intended to operate consistently with the disclosure in the Company’s registration statement on Form N-2 and applicable federal securities laws.

3. Definitions

For purposes of this Tender Offer Policy, the following definitions apply:

●	“Adviser” means the Company’s investment adviser, Ultra Capital Management LLC.

●	“Board” means the Company’s Board of Directors.

●	“Cash and cash equivalents” means cash, U.S. government securities, and other short-term, highly liquid instruments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value.

●	“Independent Directors” means those directors who are not “interested persons” of the Company as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

●	“IPO Completion Date” means the date the IPO is completed (including the final closing of the offering).

●	“NAV” or “net asset value” means the Company’s net asset value determined in accordance with the Company’s valuation procedures and applicable accounting principles.

●	“Public float” The number of unrestricted shares includes all shares outstanding minus the shares held by affiliates that are subject to lock-up restrictions.

●	“Redemption Value” means the quotient obtained by dividing (a) the assets in the Trust Account by (b) the public float.

●	“Tender Offer” means an issuer tender offer pursuant to which the Company offers to repurchase shares of its common stock from eligible shareholders.

●	“Trust Account” means a trust account maintained by the Company’s custodian bank, as trustee, which will hold the proceeds from the IPO in cash and cash equivalents for the purpose of ensuring the Company has sufficient cash to effectuate a tender offer.

●	“Tender Offer materials” means the offer to purchase, letter of transmittal, notice of guaranteed delivery (if any), and any other materials or supplements disseminated to shareholders in connection with a Tender Offer.

●	“Unaffiliated persons” means persons who are not affiliated with the Company or the Adviser, as such affiliation is determined under the 1940 Act and other applicable law, and as further described in the Tender Offer materials.

4. Policy Requirement to Conduct a Tender Offer

Within the first twelve months following the Company’s IPO Completion Date, the Company must successfully complete a Tender Offer whereby the Company will offer to repurchase all shares of common stock held by unaffiliated persons at a price per share equal to the Company’s Redemption Value (as defined above).

The Tender Offer will be conducted in accordance with applicable federal securities laws and any required regulatory filings. The specific terms and conditions of the Tender Offer (including the offer period, withdrawal rights, payment mechanics, and procedures for tendering shares) will be set forth in the Tender Offer materials approved by the Board.

5. Announcement and Portfolio Update

In addition to the required filings, the Company will make an announcement on its website and in voluntary 8-K filings or 497AD materials which will include:

1.	the details of the Tender Offer (including key dates, eligibility, and tendering procedures); and

2.	an update on the Company’s progress in identifying a target portfolio, including any developments in its deal pipeline, LOIs, or other indicators of progress towards assembling a portfolio.

6. Investment of IPO Proceeds Pending Completion of the Tender Offer

In order to ensure that the Company has sufficient cash to effectuate a Tender Offer, the Company will only invest proceeds from the IPO in cash and cash equivalents unless and until a Tender Offer has been completed.

7. Posting of Redemption Value

The Company will post the Redemption Value on its website on a monthly cadence during the twelve months following the completion of the IPO. The posting will identify (i) the “as of” date for the figure, and (ii) a brief description of the calculation inputs sufficient for shareholders to understand the posted figure.

8. Tender Offer Structure and Key Terms

The Tender Offer will be structured to satisfy the Company’s obligation under Section 4 while complying with applicable law and the Company’s governing documents. The Tender Offer materials will describe the final terms, which are expected to address, as applicable:

●	Eligible tendering shareholders (including the treatment of affiliated persons and any ownership aggregation rules).

●	Offer size and mechanics. Consistent with Section 4, the Company will offer to repurchase all shares held by unaffiliated persons.

●	Tender procedures, including delivery requirements and any applicable “guaranteed delivery” procedures.

●	Withdrawal rights during the offer period, consistent with applicable law.

●	The pricing mechanism (Redemption Value) and the date as of which Redemption Value is determined.

●	Payment and settlement timing after expiration of the Tender Offer.

●	The Company’s right to extend, amend, or terminate the Tender Offer in circumstances permitted by law and disclosed in the Tender Offer materials.

9. Regulatory Filings and Legal Compliance

The Company will make all filings required in connection with the Tender Offer and will conduct the Tender Offer in compliance with applicable federal securities laws, including rules governing issuer tender offers, and the 1940 Act, as applicable to closed-end funds. The Company will engage appropriate counsel and service providers to support compliance.

No statement in this policy is intended to replace or override the disclosures, conditions, and terms set forth in the Tender Offer materials. In the event of any inconsistency, the Tender Offer materials and applicable law will govern.

10. Operational Procedures

The Company will maintain procedures designed to support timely completion of the Tender Offer, including:

1.	Ongoing monitoring of the IPO Completion Date and the 12-month tender offer deadline.

2.	Maintenance of sufficient liquidity consistent with Section 6 of this policy.

3.	Preparation of draft tender offer documents and required filings on a timeline that supports completion within the 12-month period.

4.	Verification of shareholder eligibility for purposes of determining “unaffiliated persons,” as described in the Tender Offer materials.

5.	Calculation and review of Redemption Value in accordance with Section 7, including reconciliation of accounts payable to the Adviser and confirmation of the public float.

6.	Board review and approval of the Tender Offer materials, including any disclosures regarding the Company’s portfolio development progress.

7.	Coordination with the transfer agent, depositary, custodian, and administrator (as applicable) to ensure accurate acceptance, payment, and share retirement.

11. Governance, Roles, and Responsibilities

11.1 Board (including Independent Directors)

The Board is responsible for:

●	Approving this Tender Offer Policy and any material amendments.

●	Overseeing the Company’s compliance with the requirement to complete the Tender Offer within 12 months of the IPO Completion Date.

●	Approving the initiation of the Tender Offer and the final Tender Offer materials and filings.

●	Overseeing the fair and consistent application of eligibility determinations for unaffiliated persons, as disclosed in the Tender Offer materials.

●	Reviewing the Redemption Value methodology and the related postings and disclosures.

11.2 Adviser / Management

The Adviser and management are responsible for:

●	Maintaining liquidity and portfolio restrictions consistent with Section 6.

●	Preparing the Redemption Value calculation and supporting workpapers for review (including supporting schedules for accounts payable to the Adviser and unrestricted shares outstanding).

●	Coordinating with counsel, administrators, and other service providers to prepare Tender Offer materials and required filings.

●	Supporting website disclosures required under Section 5 and Section 7, including updates on portfolio development progress.

●	Implementing internal controls designed to support the Company’s ability to fund settlement of repurchased shares.

11.3 Chief Compliance Officer (or equivalent)

The Chief Compliance Officer (or equivalent) is responsible for:

●	Monitoring adherence to this policy and maintaining compliance records.

●	Escalating any potential non-compliance or timing risks to the Board promptly.

●	Coordinating compliance review of public communications (including website postings) related to the Tender Offer.

12. Recordkeeping

The Company will maintain records sufficient to evidence compliance with this Tender Offer Policy, including Board materials and minutes, Tender Offer materials and filings, calculations of Redemption Value and public float, website postings, and correspondence with service providers and regulators, to the extent applicable.

13. Exceptions, Amendments, and Interpretation

This Tender Offer Policy is intended to be applied consistently with the Company’s Form N-2 disclosure and applicable law. Any material deviation from this policy, or any amendment to the policy, requires approval by the Board, including the Independent Directors.

If any provision of this Tender Offer Policy conflicts with applicable law or regulatory guidance, the Company will comply with such law or guidance, and the Company will consider whether to update this policy to reflect such requirements.

Appendix A — Illustrative Tender Offer Timeline

●	IPO Completion Date: Start of 12-month period.

●	Ongoing: Post Redemption Value on website during the 12-month period; maintain cash and cash equivalents only until completion of the Tender Offer.

●	Prior to 12-month deadline: Board approval of Tender Offer materials; required filings made; announcement posted with Tender Offer details and portfolio development update.

●	Completion: Tender Offer completed and shares repurchased from unaffiliated persons at Redemption Value.

●	Post-Tender Offer: after the Tender Offer is completed, remaining cash of the Company will be invested in equity and equity-related securities of target companies, used to pay Company operating expenses, and used to reimburse the Adviser in accordance with the Contribution and Reimbursement Agreement.